                                                                     Exhibit 5.2
                                                                     -----------

                                                                    News Release

                                                                    NASDAQ: MEDQ
                                                           FOR IMMEDIATE RELEASE

                       MEDQUIST REPORTS FINANCIAL RESULTS
                      FOR FOURTH QUARTER AND FULL-YEAR 2002

         MARLTON, NJ February 13, 2003 - MedQuist Inc. (NASDAQ:MEDQ) reported revenue of $128.8 million, EBITDA of $23.1 million and net income of $10.0 million or $0.27 per diluted share for the three months ended December 31, 2002. Net income for the three months ended December 31, 2002 included income of $576 thousand from the adjustment of restructure reserves established in 1998 and 2001. Excluding this adjustment, net income for the three months ended December 31, 2002 was $9.7 million or $0.26 per diluted share.

         For the twelve months ended December 31, 2002 revenue was $486.2 million, EBITDA was $96.7 million and net income was $43.9 million or $1.16 per share on a diluted basis. Net income for the twelve months ended December 31, 2002 included income of $576 thousand for the adjustment of restructure reserves established in 1998 and 2001. Excluding this adjustment, net income for the twelve months ended December 31, 2002 was $43.5 million or $1.15 per diluted share.

         David A. Cohen, Chairman and Chief Executive Officer, stated, "MedQuist's fourth quarter financial results were in line with previous company guidance issued during our third quarter investor conference call. Over the last year MedQuist achieved several important milestones including the acquisition of a strategically important business and the formal launch of our new technology platform."

         "In July 2002, MedQuist completed the acquisition of Lanier Healthcare, which added a well-established suite of products and services plus one of the most professional sales teams in healthcare services. The Lanier acquisition also provides MedQuist with a high quality research and development effort, a well developed client service capability plus an experienced and professional management team."

         "More recently, MedQuist announced the formal launch of our new transcription platform, called DocQment Enterprise Platform, which is a web-based document workflow management solution that integrates dictation, routing, speech recognition, transcription and document delivery. We believe that DocQment EP will become the application of choice among health information management professionals throughout the nation. We continue to believe that MedQuist remains extremely well positioned to extend our leadership position in medical document management."

         MedQuist is a leading provider of electronic medical transcription, health information and document management services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services. MedQuist is a member of the Philips Group of Companies.

Other than historical information set forth herein, this press release may contain forward-looking statements such as our anticipated future earnings growth, which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated or implied in any such forward-looking statements as a result of various risks, including, without limitation, inability to predict future economic or market conditions, rapidly changing technology; inability to manage and maintain growth; inability to penetrate new markets; inability to make and successfully integrate acquisitions and transition our business strategy; decreased demand for existing products; lack of a market for new products; and failure to successfully negotiate agreements to take advantage of the opportunities facing MedQuist to broaden its service offering. Additional risks associated with the Company's business can be found in its December 31, 2001 Annual Report on Form 10-K and its other periodic filings with the SEC.

               Contact: Brian J. Kearns, Chief Financial Officer,
                      MedQuist Inc., 856-810-8000 ext. 4418
                                  Tables Follow

                                  MedQuist Inc.
                              Financial Highlights
                                   (Unaudited)
               In thousands, except per share data and percentages

                                                            Three Months Ended December 31,
                                                            -------------------------------
                                                              2002                 2001
                                                            ---------           -----------
Revenues                                                     $128,811            $109,536

Gross profit                                                   32,035              28,545
Gross margin                                                    24.9%               26.1%

Selling, general & administrative                               8,180               3,510
% of revenues                                                    6.4%                3.2%

Research and development                                        1,310                  --
% of revenues                                                    1.0%                 n/a

Restructure charges (credits)                                   (576)               1,468
% of revenues                                                  (0.4%)                1.3%

EBITDA                                                         23,121              23,567
% of revenues                                                   17.9%               21.5%

Depreciation expense                                            5,132               4,736
Amortization expense                                            1,741               2,558

Operating income                                               16,248              16,273

Net interest income                                             (252)               (427)
Equity in loss of investee                                        221                 178

Pretax income                                                  16,279              16,522

Tax provision                                                   6,267               6,429

Net income                                                     10,012              10,093

Net income per diluted share                                    $0.27               $0.27
Fully diluted shares outstanding                               37,684              37,776


                                  MedQuist Inc.
                              Financial Highlights
                                   (Unaudited)
               In thousands, except per share data and percentages

                                                           Twelve Months Ended December 31,
                                                           --------------------------------
                                                               2002               2001
                                                            ---------           ----------
Revenues                                                     $486,166           $405,308

Gross profit                                                  121,070            106,206
Gross margin                                                    24.9%              26.2%

Selling, general & administrative                              22,253             13,117
% of revenues                                                    4.6%               3.2%

Research and development                                        2,736                 --
% of revenues                                                    0.6%                n/a

Restructure charges (credits)                                   (576)                868
% of revenues                                                  (0.1%)               0.2%

Other income                                                       --            (3,000)
% of revenues                                                     n/a             (0.7%)

EBITDA                                                         96,657             95,221
% of revenues                                                   19.9%              23.5%

Depreciation expense                                           18,829             17,001
Amortization expense                                            6,827              9,398

Operating income                                               71,001             68,822

Net interest income                                           (1,202)            (3,754)
Equity in loss of investee                                        895                994

Pretax income                                                  71,308             71,582

Tax provision                                                  27,453             27,940

Net income                                                     43,855             43,642

Earnings per diluted share                                      $1.16              $1.16
Fully diluted shares outstanding                               37,875             37,718

                                  MedQuist Inc.
                          Reconciliation to net income
                              before special items
                                    Unaudited
               In thousands, except per share data and percentages

                                                      Three Months                Twelve Months
                                                    Ended December 31,          Ended December 31,
                                                  --------------------         --------------------
                                                    2002        2001              2002       2001
                                                  -------     -------           --------   --------
Pre-tax income                                    $16,279     $16,522            $71,308    $71,582
Adjustment for amortization of goodwill (1)            --         874                 --      3,369
Adjustment for special items (2) (3)                (576)       1,468              (576)    (2,132)
                                                  -------     -------            -------    -------
Adjusted pre-tax income                            15,703      18,864             70,732     72,819
Tax provision                                       6,045       7,331             27,231     28,416
                                                  -------     -------            -------    -------
Adjusted net income                                $9,658     $11,533            $43,501    $44,403
Adjusted net income per diluted share               $0.26       $0.31              $1.15      $1.18

Notes:
------
(1) In accordance with FASB No. 142, goodwill is no longer amortized, beginning January 1, 2002. For the three months ended December 31, 2001, the pretax income includes $874 of such goodwill amortization with an after tax effect of $538. For the twelve months ended December 31, 2001, the pretax income includes $3,369 of such goodwill amortization with an after tax effect of $2,072.
(2) Adjustment for special items for the three and twelve months ended December 31, 2002 relates to income of $576 from an adjustment of the restructure reserves established in 1998 and 2001.
(3) Adjustment for special items for the three months ended December 31, 2001 includes a charge of $1,468 related to a restructure reserve. The twelve months ended December 31, 2001 includes the following items; $3,000 of income related to favorable settlement of a lawsuit and $600 of income related to the adjustment of the restructuring reserves established in 1997 and 1998, and $1,468 related to establishing a restructure reserve.

                                  MedQuist Inc.
                              Financial Highlights
                                  In thousands

                                                                       December 31,               December 31,
                                                                           2002                       2001
                                                                       ------------               ------------
                                                                       (Unaudited)                 (Audited)
Assets:

         Current assets:
                  Cash and cash equivalents                            $ 103,392                   $  86,334
                  Accounts receivable (net)                               86,465                      78,429
                  Other current assets                                    14,474                       7,892
                                                                       ---------                   ---------
                    Total current assets                                 204,331                     172,655
         Property and equipment (net)                                     37,804                      34,167
         Goodwill                                                        136,127                     110,584
         Other intangible assets (net)                                    73,798                      57,219
         Other assets                                                     22,811                      27,489
                                                                       ---------                   ---------
                    Total assets                                       $ 474,871                   $ 402,114
                                                                       =========                   =========
Liabilities and Shareholder's Equity:

         Current liabilities:
                  Current portion of long term debt                    $      31                   $   1,067
                  Accounts payable                                         9,908                       4,562
                  Deferred revenue                                        18,789                         333
                  Accrued expenses                                        33,701                      30,990
                                                                       ---------                   ---------
                    Total current liabilities                             62,429                      36,952
         Long term debt                                                       54                       1,088
         Other long term liabilities                                       1,427                       1,187
         Shareholder's equity                                            410,961                     362,887
                                                                       ---------                   ---------
                    Total liabilities and Shareholder's                $ 474,871                   $ 402,114
                                                                       =========                   =========
